Exhibit 99.1

Investor Relations Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Leadership Transition

and Restructuring Initiatives to Improve Competitiveness

Conference Call to be Held at 4:00 p.m. Central Time Today

•                  William M. Lasky appointed interim President and CEO following the resignation of John R. Murphy

•                  Workforce reduction of approximately 11%, while maintaining capacity to service customer needs during peak build levels

•                  One-time third quarter restructuring charges of approximately $14.3 million

•                  Estimated annual cost savings of approximately $27.5 million

•                  Creation of Aftermarket Division

•                  Adjusted EBITDA guidance for 2008, excluding charges, is reaffirmed at the low end of previously announced range of $85 – 100 million

EVANSVILLE, Ind. – September 23, 2008 –  Today, Accuride Corporation (NYSE: ACW), announced that John R. Murphy tendered his resignation as President and Chief Executive Officer, and as a Director of Accuride, effective September 22, 2008.  Upon acceptance of Murphy’s resignation, Accuride’s Board of Directors appointed William (Bill) M. Lasky as interim President and Chief Executive Officer.

Lasky has been an independent Director of Accuride since October 2007 and will continue to serve as a Director during his employment as interim President and Chief Executive Officer.  He has served as the Chairman of the Board of Stoneridge, Inc., a manufacturer of electronic

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components, modules and systems for various vehicles, since July 2006 and has been a director of Stoneridge since January 2004.  Previously, Lasky served as the Chairman and President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of aerial work platforms, telescopic material handlers and related accessories, from 1999 through late 2006, when JLG Industries was acquired by Oshkosh Truck Corporation.  Prior to joining JLG Industries, he  served in various senior capacities at Dana Corporation from 1977 to 1999.

“Given Bill’s experience from his previous executive assignments at JLG, Dana, and Stoneridge, in conjunction with his work as an Accuride Board member, we are confident that he will drive initiatives to improve Accuride’s financial performance while maintaining uninterrupted customer service,” said Terrence J. Keating, Chairman of the Board of Accuride.

Lasky commented, “I appreciate the confidence of the other Board members in my abilities.  Working with all of Accuride’s employees, I plan to have an immediate impact on the Company’s direction, and will work with the Board to bring permanent leadership to the Company to continue these efforts.”

Today, Accuride also announced a series of strategic restructuring initiatives to reduce expenses, increase competitiveness, strengthen customer relationships, and enhance shareholder value.

Accuride will conduct a conference call today, September 23, at 4:00 p.m. Central Time to discuss today’s announcements.

Workforce Reduction and Asset Review

As a result of the restructuring initiatives, Accuride will eliminate a total of 392 positions, or 11 percent, of its total workforce:

•                  159 salaried positions, or 18 percent of current level

•                  233 hourly employees, or 9 percent of current level

The Company expects to incur a one-time restructuring charge of approximately $14.3 million in the third quarter of 2008 of which a total of $10.0 million will impact cash during 2008 and 2009.  It is expected that the restructuring will save the Company an estimated $6.0 million in 2008 and generate annual cost savings of approximately $27.5 million thereafter.

“We are extremely mindful of the impact that these difficult but necessary actions have on our employees,” said Keating.  “However, given the current weak build rates and challenging macroeconomic environment, these initial restructuring steps are necessary to allow us to effectively compete in the markets we serve.”

In addition to the workforce reduction, the Company reiterated that it would continue to pursue initiatives that would reduce overhead costs and improve asset utilization through the redeployment of equipment and rationalization of facilities, while maintaining sufficient capacity to service customer needs during peak build levels.

“The restructuring plan is a culmination of months of work by management with the support and backing of the Board,” said Lasky.  “In addition to these initiatives, we believe there are

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additional opportunities that merit further analysis and we will continue to press to reduce our costs, improve asset utilization, and accelerate organic growth.”

Creation of Aftermarket Division

Accuride confirmed its commitment to the aftermarket today by announcing the creation of a dedicated Aftermarket Division to strengthen its services and offerings to its customer base.

In conjunction with this announcement, Accuride named Tony Pape as Vice President and General Manager of its Aftermarket Division, creating senior executive level focus and accountability for this important market segment.  In addition, Phil Stolz was named Vice President, Truck OE Sales and Corporate Marketing to help ensure continued excellent OE support with an expanded focus on market development.

“We look to Tony and Phil to take a dynamic approach in significantly strengthening our customer relationships by servicing both the aftermarket and OE service in a centralized fashion,” said Rick Schomer, Accuride’s Senior Vice President, Sales and Marketing.  “To support these initiatives, we will be consolidating our existing warehouses to reduce freight and product handling costs and significantly improve our customer service offering for full mixed product truckloads to our aftermarket customers.”

Business Outlook and Guidance

Overall, order boards within the Class 5-8 markets as well as the trailer market have not yet gained meaningful traction as the freight environment remains weak and trucker profitability remains low following record high fuel prices.  Order boards within these markets saw month-over-month decreases in the second and third quarters.  With backlogs failing to increase, some OEMs continue to reduce their build plans for the remainder of 2008.  Currently OEM reported build rates translate into a North America Class 8 production of approximately 190,000 – 200,000 units for 2008 and Class 5-7 production of approximately 170,000 – 180,000 units.

“While we believe the restructuring initiatives will have a $6.0 million positive impact to our earnings in 2008, there are mitigating factors that will keep our earnings under pressure including: a prolonged delay in certain revenue programs due to customer start-up difficulties; continued weak build rates; and a delay of a portion of our recovery of increased raw material costs to early 2009,” said Lasky.  “It is anticipated that the negotiated raw material cost recovery delay will enable us to solidify our customer relationships in the near term and provide new longer-term business opportunities when the market returns to normal levels.  Excluding the one-time charges from our improvement initiatives, we are reaffirming our 2008 Adjusted EBITDA guidance at the lower end of our previously announced range (Table 1).”

Table 1

	Previous	Current
Class 8	190-215K	190-200K
Class 5-7	170-190K	170-180K
Trailer	145-160K	140-150K
Adj. EBITDA	$85-100M	$85-100M
Free Cash Flow	Break Even	Break Even

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For a reconciliation of Adjusted EBITDA to net income (loss), please see the Company’s press release announcing its financial results for the three and six month periods ended June 30, 2008, which it furnished to the Securities and Exchange Commission on August 5, 2008.

Other Financial Matters

“The Company is currently in full compliance with the financial covenants under its credit facility and anticipates compliance through the end of the year,” said David Armstrong, Accuride’s Senior Vice President, Chief Financial Officer.  “Depending on the strength of the commercial vehicle market and the Company’s results from operations, it is possible that the Company may not maintain compliance with certain financial covenants at the end of the first quarter of 2009.  The Company is monitoring this situation closely and we will continue to explore alternatives to address compliance concerns.  In the meantime, we expect to have adequate liquidity from operating cash flow and our untapped revolver.”

Lasky concluded, “The depth of initiatives announced today will result in a leaner organization that is better positioned to deliver increased value to our shareholders while improving our competitiveness and customer service.  These actions will better position us to be a more agile competitor in the years ahead.”

Conference Call Information

The telephone number to access today’s 4:00 p.m. Central Time conference call is (866) 510-0708 in the United States, or (617) 597-5377 internationally, access code 58366799.  A live webcast of the conference call can be accessed on the Company’s website at www.accuridecorp.com.  A replay will be available beginning September 23, at 6:00 p.m. Central Time, to October 7, 2008, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 74031438.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://accuridecorp.com.

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions.  Many factors could affect the Restructuring Plan and the Company’s actual results.  And if the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of the Company may differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections, the extent or timing of cost savings, charges, use of cost savings, revenue or profitability improvements, or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including timing and execution of any restructuring plans, benefit program changes or reorganizations and extent of employees impacted; any statements concerning the Company’s expected competitive position or

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performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Accuride presently considers the factors set forth below to be the important factors that could call actual results to differ materially from the Company’s published expectations; risks, uncertainties, and assumptions including the timing and execution of plans and programs subject to local labor law requirements, including consultation with appropriate work councils; assumptions related to severance and post-retirement costs; future acquisitions, dispositions, investments, new business initiatives and changes in product development and manufacturing which may affect expense and employment levels at the Company; assumptions relating to product demand and the business environment; and other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the risk factors described in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, and other reports filed after the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  The Company assumes no obligation to update these forward-looking statements.

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